Exhibit 99.1

Contacts:

Media:  Margaret Kirch Cohen, 312-696-6383 or margaret.cohen@morningstar.com

Investors may submit questions to investors@morningstar.com or by fax to 312-696-6009.

FOR IMMEDIATE RELEASE

Morningstar, Inc. Reports First-Quarter 2010 Financial Results

CHICAGO, April 28, 2010—Morningstar, Inc. (NASDAQ: MORN), a leading provider of independent investment research, today announced its first-quarter 2010 financial results. The company reported consolidated revenue of $128.3 million in the first quarter of 2010, a 9.9% increase from $116.7 million in the first quarter of 2009. Consolidated operating income was $30.9 million in the first quarter of 2010, a decrease of 10.6% compared with $34.6 million in the same period a year ago. Net income was $20.2 million in the first quarter of 2010, or 40 cents per diluted share, compared with $25.0 million, or 51 cents per diluted share, in the first quarter of 2009.

Excluding acquisitions and the impact of foreign currency translations, revenue declined 1.6%. First-quarter results included $9.7 million in revenue from acquisitions as well as a $3.7 million benefit from foreign currency translations. Revenue excluding acquisitions and foreign currency translations (organic revenue) is a non-GAAP measure; the accompanying financial tables contain a reconciliation to consolidated revenue.

Joe Mansueto, chairman and chief executive officer of Morningstar, said, “We continue to see encouraging signs that business conditions are improving. Despite the loss of revenue from the Global Analyst Research Settlement, which ended last summer, organic revenue was down about 2%, compared with a decline of about 7% in the fourth quarter of 2009, which is a positive trend. Revenue for our Investment Management segment rebounded and Morningstar Direct revenue also grew nicely.”

He added, “We’re also seeing more acquisition opportunities globally, partly because of possible increases in tax rates. Sellers are motivated and are looking to partner with a firm like Morningstar, which has the resources and geographic reach to help expand their businesses. During the first four months of

2010, we announced four acquisitions. Each one supports our growth strategy of enhancing our leadership in investment research.

“In addition to acquisitions, we’re also making investments in our core business. We’re expanding our sales and product development teams and entering new businesses, such as corporate credit ratings and business valuation. We made significant cost reductions early in 2009 in anticipation of a tough economic environment last year. Those cuts improved our margin a year ago, but we’ve been partially reinstating some discretionary costs, such as 401(k) contributions and bonuses, which impacted the margin in the first quarter of 2010. As a result, our operating margin fell to 24.1% from 29.7% in the first quarter of 2010.”

Key Business Drivers

Morningstar has two operating segments: Investment Information and Investment Management. The Investment Information segment includes all of the company’s data, software, and research products and services. These products and services are typically sold through subscriptions or license agreements. The Investment Management segment includes all of the company’s asset management operations, which are registered investment advisors and earn more than half of their revenue from asset-based fees.

Revenue:  In the first quarter of 2010, revenue in the Investment Information segment was $103.5 million, an increase of $7.3 million, or 7.6%, compared with the first quarter of 2009, including $7.7 million from acquisitions. Excluding acquisitions and currency, revenue in this segment declined year over year, primarily because of the loss of $5.5 million in equity research revenue associated with the Global Analyst Research Settlement, which ended in July 2009. Revenue in the Investment Management segment was up 20.9% to $24.8 million, including $2.0 million from acquisitions. Excluding acquisitions, revenue in this segment increased year over year.

Revenue from international operations was $35.7 million in the first quarter of 2010, an increase of 24.8% from the same period a year ago. International revenue included $4.1 million from acquisitions. Foreign currency translations had a favorable impact of $3.7 million on international revenue in the first quarter. Excluding acquisitions and foreign currency translations, international revenue declined 2.6% in the first quarter. International revenue excluding acquisitions and foreign currency translations is a non-GAAP measure; the accompanying financial tables contain a reconciliation to international revenue.

Operating Income:  Consolidated operating income was $30.9 million in the first quarter of 2010, a 10.6% decrease from the same period in 2009. Operating expense rose $15.2 million, or 18.6%. Incremental operating expense from businesses acquired since the first quarter of 2009 was the main contributor to this increase. The company completed six acquisitions in 2009 and one in the first quarter of 2010. Because of the timing of these acquisitions, first-quarter 2010 results include operating expense that did not exist in the first quarter of 2009.

Increases in incentive compensation and employee benefits represented approximately 40% of the operating expense increase. Bonus expense increased $2.5 million in the quarter. Sales commissions were $2.1 million higher, reflecting improved sales activity compared with the prior-year period. In 2010, Morningstar began phasing in some of the benefits it temporarily suspended in 2009. The company partially reinstated matching contributions to its 401(k) plan in the United States, representing approximately $1.0 million of expense in the quarter. The company kept salary levels flat for nearly all employees in 2009, but expects to make some moderate compensation increases later in 2010. The company also has been hiring for some previously unfilled positions.

Morningstar had approximately 2,760 employees worldwide as of March 31, 2010, compared with 2,600 as of Dec. 31, 2009, and 2,370 as of March 31, 2009. Headcount grew year over year because of acquisitions and continued hiring in the company’s development centers in China and India.

Higher travel, professional fees, and amortization expense, primarily related to acquisitions, also contributed to the operating expense increase in the quarter. It also includes a $0.8 million expense because the company increased its liability for vacant office space at the former Ibbotson headquarters after finalizing sub-lease arrangements for a portion of this space.

The company’s operating margin was 24.1% in the first quarter of 2010, down from 29.7% in the same period in 2009. The margin decline mainly reflects higher sales and marketing and general and administrative expense as a percentage of revenue, including increased bonus and commission expense in these categories.

Effective Tax Rate:  Morningstar’s effective tax rate in the first quarter of 2010 was 35.3%, an increase of 5.4 percentage points. Several items that reduced the company’s effective tax rate in the first quarter of 2009 did not recur in the first quarter of 2010. The prior-year period included the impact of reversing a $1.4 million reserve for uncertain tax positions as a result of a lapse in the statute of limitations. This non-cash benefit favorably impacted the first-quarter 2009 effective tax rate by approximately 4.0 percentage points. The favorable effect of incentive stock-option transactions also reduced the effective tax rate in the first quarter of 2009.

Free Cash Flow:  Morningstar generated free cash flow of $12.8 million in the first quarter of 2010, an increase of $25.7 million compared with negative free cash flow of $12.9 million in the first quarter of 2009. First-quarter 2010 free cash flow reflects cash provided by operating activities of $14.5 million and approximately $1.7 million of capital expenditures. Cash flow from operating activities increased $22.8 million in the quarter because 2010 bonus payments were $37.5 million lower than in 2009. The company made bonus payments of $21.4 million in the first quarter of 2010, compared with $58.9 million in the first quarter of 2009.

The lower bonus payout was the primary factor contributing to the increase in operating cash flow. Lower net income, adjusted for non-cash items, partially offset the favorable cash-flow impact of the lower bonus payment. Morningstar typically pays annual bonuses in the first quarter. As a result, first-quarter operating cash flow tends to be lower compared with subsequent quarters.

Capital expenditures decreased $2.9 million for the quarter. Capital expenditures in 2009 included spending for the company’s new corporate headquarters in Chicago, which did not recur in 2010.

Free cash flow is a non-GAAP measure; the accompanying financial tables contain a reconciliation to cash provided by operating activities. Morningstar defines free cash flow as cash provided by or used for operating activities less capital expenditures.

As of March 31, 2010, Morningstar had cash, cash equivalents, and investments of $360.7 million, compared with $342.6 million as of Dec. 31, 2009, despite paying $21.4 million in bonuses in the first quarter. In the second quarter of 2010, the company expects to use approximately $76 million to complete previously announced acquisitions.

Business Segment Performance

Investment Information Segment:  The largest products and services in this segment based on revenue are Morningstar® Licensed Data; Morningstar® Advisor WorkstationSM; Morningstar.com®, including Premium Memberships and advertising sales; and Morningstar DirectSM.

•                  Revenue was $103.5 million in the first quarter of 2010, a 7.6% increase from $96.2 million in the first quarter of 2009.

•                  Acquisitions contributed revenue of $7.7 million to the Investment Information segment in the first quarter of 2010.

•                  Excluding acquisitions, Investment Information segment revenue declined because of the loss of $5.5 million in revenue associated with the Global Analyst Research Settlement, which ended in July 2009.

•                  Higher revenue from Morningstar Direct, Equity Research, and Internet advertising for Morningstar.com was partially offset by lower revenue from Principia. Licenses for Morningstar Direct rose 24.3% to 3,771, with particularly strong growth outside the United States. Premium Membership subscriptions for Morningstar.com fell about 13%. Principia subscriptions fell 14.5% to 35,033 and Advisor Workstation licenses increased slightly to 154,474.

•                  Operating income was $32.7 million in the first quarter of 2010, compared with $36.8 million in the same period in 2009. Operating expense in this segment increased $11.4 million, or 19.1%, partly because of operating expense from acquisitions. Higher bonuses and commissions also contributed to the increase.

•                  Operating margin was 31.6% in the first quarter of 2010 versus 38.3% in the prior-year period. The decrease mainly reflects higher compensation and bonus expense as a percentage of revenue.

Investment Management Segment:  The largest products in this segment based on revenue are Investment Consulting; Retirement Advice, including Advice by Ibbotson® and Morningstar® Retirement ManagerSM; and Morningstar® Managed PortfoliosSM.

•                  Revenue was $24.8 million in the first quarter of 2010, a 20.9% increase from $20.5 million in the same period in 2009.

•                  Acquisitions contributed revenue of $2.0 million to the segment in the first quarter.

•                  Excluding acquisitions, revenue increased from the prior-year period. Morningstar Managed Portfolios and Retirement Advice were the primary drivers of the segment revenue increase. Investment Consulting was also a positive contributor, but to a lesser extent. As previously disclosed, in the first quarter of 2009, Investment Consulting results included revenue related to a contract that was not renewed in May 2009.

•                  Assets under advisement for Investment Consulting were $62.6 billion as of March 31, 2010, compared with $63.3 billion as of March 31, 2009. Assets under advisement for Morningstar Associates were down 27.7%, and assets under advisement for Ibbotson Associates rose 19.7%. The majority of the asset decline for Morningstar Associates reflects the loss of a client contract that did not renew in 2009, partially offset by positive market performance and net inflows. Assets under management for Retirement Advice rose to $16.1 billion as of March 31, 2010, versus $10.2 billion as of March 31, 2009. Assets under management for Morningstar Managed Portfolios increased to $2.3 billion as of March 31, 2010, compared with $1.4 billion as of March 31, 2009.

•                  Operating income was $13.3 million in the first quarter of 2010, an increase of 12.4% compared with the first quarter of 2009. Operating expense in the segment increased $2.8 million, or 32.4%, primarily because of operating expense from acquisitions as well as higher bonus and sales commission expense.

•                  Operating margin was 53.7% in the first quarter of 2010 versus 57.7% in the prior-year period. The margin decline mainly reflects higher bonus and sales commission expense as a percentage of revenue. The Intech acquisition also contributed to the margin decline.

Intangible Amortization and Corporate Depreciation Expense:  Morningstar does not allocate expense for intangible amortization or corporate depreciation to its operating segments. Expense for these categories was $7.2 million, an increase of $0.4 million, or 7.0%, reflecting amortization expense from recent acquisitions.

Corporate Unallocated:  This category includes the costs related to corporate functions, including general management, information technology used to support corporate systems, legal, finance, human resources, marketing, and corporate communications. Costs in this category were $7.9 million, an increase of $0.6 million, or 8.1%, reflecting the $0.8 million expense for increasing the liability related to vacant office space at the former Ibbotson headquarters.

Investor Communication

Morningstar encourages all interested parties—including securities analysts, current shareholders, potential shareholders, and others—to submit questions in writing. Investors and others may send an e-mail to investors@morningstar.com, contact the company via fax at 312-696-6009, or write to Morningstar at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington Street

Chicago, IL 60602

Morningstar will make written responses to selected inquiries available to all investors at the same time in Form 8-Ks furnished to the Securities and Exchange Commission, generally on the first Friday of every month.

Investors are invited to attend Morningstar’s annual meeting at 9 a.m. on Tuesday, May 18, 2010, at its corporate headquarters at 22 W. Washington Street in Chicago. If you are interested in attending, please register at http://global.morningstar.com/AnnualMeeting.

About Morningstar, Inc.

Morningstar, Inc. is a leading provider of independent investment research in North America, Europe, Australia, and Asia. The company offers an extensive line of Internet, software, and print-based products and services for individuals, financial advisors, and institutions. Morningstar provides data on approximately 350,000 investment offerings, including stocks, mutual funds, and similar vehicles, along with real-time global market data on more than 4 million equities, indexes, futures, options, commodities, and precious metals, in addition to foreign exchange and Treasury markets. The company has operations in 20 countries and minority ownership positions in companies based in two other countries.

Caution Concerning Forward-Looking Statements

This press release contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discussed not to occur or to differ significantly from what we expected. For us, these risks and uncertainties include, among others, general industry conditions and competition, including current global financial uncertainty; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information. A more complete description of these risks and uncertainties can be found in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Non-GAAP Financial Measures

To supplement Morningstar’s consolidated financial statements presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Morningstar uses the following measures considered as non-GAAP by the Securities and Exchange Commission:  free cash flow, consolidated revenue excluding acquisitions and foreign currency translations (organic revenue), and international revenue excluding acquisitions and foreign currency translations. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies.

Morningstar presents free cash flow solely as supplemental disclosure to help investors better understand how much cash is available after Morningstar spends money to operate its business. Morningstar uses free cash flow to evaluate the performance of its business. Free cash flow should not be considered an alternative to any measure of performance as promulgated under GAAP (such as cash provided by (used for) operating, investing, and financing activities). For more information on free cash flow, please see the reconciliation from cash provided by operating activities to free cash flow included in the accompanying financial tables. Morningstar presents consolidated revenue excluding acquisitions and foreign currency translations (organic revenue) and international revenue excluding acquisitions and foreign currency translations because the company believes these non-GAAP measures help investors better compare period-to-period results. For more information, please see the reconciliation provided in the accompanying financial tables.

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©2010 Morningstar, Inc.  All rights reserved.

MORN-E

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

	Three months ended March 31
(in thousands, except per share amounts)	2010	2009	change

Revenue	$128,290	$116,732	9.9%
Operating expense(1):
Cost of goods sold	34,316	30,252	13.4%
Development	10,889	9,300	17.1%
Sales and marketing	22,561	17,536	28.7%
General and administrative	20,643	17,153	20.3%
Depreciation and amortization	8,939	7,866	13.6%
Total operating expense	97,348	82,107	18.6%
Operating income	30,942	34,625	(10.6%	)
Operating margin	24.1%	29.7%	(5.6)pp

Non-operating income (expense):
Interest income, net	587	978	(40.0%	)
Other expense, net	(766)	(444)	72.5%
Non-operating income (expense), net	(179)	534	NMF

Income before income taxes and equity in net income of unconsolidated entities	30,763	35,159	(12.5%	)
Income tax expense	10,995	10,668	3.1%
Equity in net income of unconsolidated entities	389	382	1.8%
Consolidated net income	20,157	24,873	(19.0%	)
Net loss attributable to noncontrolling interests	31	89	(65.2%	)
Net income attributable to Morningstar, Inc.	$20,188	$24,962	(19.1%	)

Net income per share attributable to Morningstar, Inc.:
Basic	$0.41	$0.53	(22.6%	)
Diluted	$0.40	$0.51	(21.6%	)
Weighted average common shares outstanding:
Basic	48,828	47,378
Diluted	50,332	49,167

	Three months ended March 31
	2010	2009

(1) Includes stock-based compensation expense of:
Cost of goods sold	$715	$549
Development	393	354
Sales and marketing	403	356
General and administrative	1,426	1,466
Total stock-based compensation expense	$2,937	$2,725

NMF — Not meaningful, pp — percentage points

Morningstar, Inc. and Subsidiaries

Operating Expense as a Percentage of Revenue

	Three months ended March 31
	2010	2009	change

Revenue	100.0%	100.0%	—
Operating expense(1):
Cost of goods sold	26.7%	25.9%	0.8pp
Development	8.5%	8.0%	0.5pp
Sales and marketing	17.6%	15.0%	2.6pp
General and administrative	16.1%	14.7%	1.4pp
Depreciation and amortization	7.0%	6.7%	0.3pp
Total operating expense(2)	75.9%	70.3%	5.6pp
Operating margin	24.1%	29.7%	(5.6)pp

	Three months ended March 31
	2010	2009	change

(1) Includes stock-based compensation expense of:
Cost of goods sold	0.6%	0.5%	0.1pp
Development	0.3%	0.3%	—
Sales and marketing	0.3%	0.3%	—
General and administrative	1.1%	1.3%	(0.2)pp
Total stock-based compensation expense(2)	2.3%	2.3%	—

(2) Sum of percentages may not equal total because of rounding.

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

	Three months ended March 31
($000)	2010	2009

Operating activities
Consolidated net income	$20,157	$24,873
Adjustments to reconcile consolidated net income to net cash flows from operating activities:
Depreciation and amortization	8,939	7,866
Deferred income tax benefit	(1,287)	(1,311)
Stock-based compensation expense	2,937	2,725
Equity in net income of unconsolidated entities	(389)	(382)
Excess tax benefits from stock option exercises and vesting of restricted stock units	(3,048)	(350)
Other, net	954	632
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(4,867)	169
Other assets	(480)	351
Accounts payable and accrued liabilities	1,174	(4,111)
Accrued compensation	(22,516)	(55,039)
Deferred revenue	10,430	4,060
Income taxes - current	3,681	11,382
Deferred rent	(392)	(156)
Other liabilities	(843)	969
Cash provided by (used for) operating activities	14,450	(8,322)
Investing activities
Purchases of investments	(50,964)	(22,403)
Proceeds from sale of investments	87,934	16,752
Capital expenditures	(1,650)	(4,590)
Acquisitions, net of cash acquired	(738)	(60)
Other, net	—	98
Cash provided by (used for) investing activities	34,582	(10,203)
Financing activities
Proceeds from stock option exercises	3,494	2,932
Excess tax benefits from stock option exercises and vesting of restricted stock units	3,048	350
Other, net	315	(176)
Cash provided by financing activities	6,857	3,106
Effect of exchange rate changes on cash and cash equivalents	(1,032)	(1,760)
Net increase (decrease) in cash and cash equivalents	54,857	(17,179)
Cash and cash equivalents—Beginning of period	130,496	173,891
Cash and cash equivalents—End of period	$185,353	$156,712

Reconciliation from cash provided by operating activities to free cash flow (a non-GAAP measure):

	Three months ended March 31
($000)	2010	2009

Cash provided by (used for) operating activities	$14,450	$(8,322)
Less: Capital expenditures	(1,650)	(4,590)
Free cash flow	$12,800	$(12,912)

Morningstar, Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

	March 31	December 31
($000)	2010	2009

Assets
Current assets:
Cash and cash equivalents	$185,353	$130,496
Investments	175,390	212,057
Accounts receivable, net	86,273	82,330
Deferred tax asset, net	1,081	1,109
Income tax receivable, net	4,638	5,541
Other	12,627	12,564
Total current assets	465,362	444,097

Property and equipment, net	57,561	59,828
Investments in unconsolidated entities	24,474	24,079
Goodwill	245,952	249,992
Intangible assets, net	131,035	135,488
Other assets	6,018	6,099
Total assets	$930,402	$919,583

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$30,666	$29,901
Accrued compensation	26,042	48,902
Deferred revenue	136,842	127,114
Other	946	962
Total current liabilities	194,496	206,879

Accrued compensation	4,945	4,739
Deferred tax liability, net	3,077	4,678
Other long-term liabilities	25,801	26,413
Total liabilities	228,319	242,709
Total equity	702,083	676,874
Total liabilities and equity	$930,402	$919,583

Morningstar, Inc. and Subsidiaries

Segment Information

	Three months ended March 31
($000)	2010	2009	change

Revenue
Investment Information	$103,524	$96,240	7.6%
Investment Management	24,766	20,492	20.9%
Consolidated revenue	$128,290	$116,732	9.9%

Revenue—U.S.	$92,610	$88,148	5.1%
Revenue—International	$35,680	$28,584	24.8%

Revenue—U.S. (percentage of consolidated revenue)	72.2%	75.5%	(3.3)pp
Revenue—International (percentage of consolidated revenue)	27.8%	24.5%	3.3pp

Operating income (loss)(1)
Investment Information	$32,746	$36,837	(11.1%	)
Investment Management	13,293	11,827	12.4%
Intangible amortization and corporate depreciation expense	(7,246)	(6,775)	7.0%
Corporate unallocated	(7,851)	(7,264)	8.1%
Consolidated operating income	$30,942	$34,625	(10.6%	)

Operating margin(1)
Investment Information	31.6%	38.3%	(6.7)pp
Investment Management	53.7%	57.7%	(4.0)pp
Consolidated operating margin	24.1%	29.7%	(5.6)pp

(1) Includes stock-based compensation expense allocated to each segment.

Morningstar, Inc. and Subsidiaries

Supplemental Data

	As of March 31
	2010	2009		% change
Our employees
Worldwide headcount (approximate)	2,760	2,370		16.5%
Number of worldwide equity and fixed-income analysts	104	120		(13.3%	)
Number of worldwide fund analysts	100	75		33.3%

Our business
Investment Information
Morningstar.com Premium subscriptions	146,726	168,257		(12.8%	)
Registered users for Morningstar.com (U.S.)	6,114,706	5,783,353		5.7%
U.S. Advisor Workstation licenses	154,474	148,614	(1)	3.9%
Principia subscriptions	35,033	40,993		(14.5%	)
Morningstar Direct licenses	3,771	3,033		24.3%

Investment Management
Assets under management for Morningstar Managed Portfolios	$2.3 bil	$1.4 bil		64.3%
Assets under management for Intech(2)	$3.6 bil	—		n/a
Assets under management for managed retirement accounts	$16.1 bil	$10.2 bil		57.8%
Morningstar Associates	$1.6 bil	$0.9 bil		77.8%
Ibbotson Associates	$14.5 bil	$9.3 bil		55.9%
Assets under advisement for Investment Consulting	$62.6 bil	$63.3 bil		(1.1%	)
Morningstar Associates	$20.1 bil	$27.8 bil		(27.7%	)
Ibbotson Associates	$42.5 bil	$35.5 bil		19.7%

(1) Revised to exclude Site Builder licenses. Morningstar no longer includes the Site Builder product as part of Advisor Workstation. The number of Advisor Workstation licenses reported in 2009 has been adjusted to reflect this change.

(2) Intech (Australia) was acquired on June 30, 2009.

	Three months ended March 31
($000)	2010	2009
Effective tax rate
Income before income taxes and equity in net income of unconsolidated entities	$30,763	$35,159
Equity in net income of unconsolidated entities	389	382
Net loss attributable to noncontrolling interests	31	89
Total	$31,183	$35,630
Income tax expense	$10,995	$10,668
Effective tax rate	35.3%	29.9%

Morningstar, Inc. and Subsidiaries

Reconciliations of Non-GAAP Measures with the Nearest Comparable GAAP Measures

Reconciliation from consolidated revenue to revenue excluding acquisitions and foreign currency translations (organic revenue):

	Three months ended March 31
($000)	2010	2009	% change

Consolidated revenue	$128,290	$116,732	9.9%
Less: acquisitions	(9,704)	—	NMF
Favorable impact of foreign currency	(3,731)	—	NMF
Revenue excluding acquisitions and foreign currency translations	$114,855	$116,732	(1.6%	)

Reconciliation from international revenue to international revenue excluding acquisitions and foreign currency translations:

	Three months ended March 31
($000)	2010	2009	% change

International revenue	$35,680	$28,584	24.8%
Less: acquisitions	(4,101)	—	NMF
Favorable impact of foreign currency	(3,731)	—	NMF
International revenue excluding acquisitions and foreign currency translations	$27,848	$28,584	(2.6%	)

Morningstar includes an acquired operation as part of revenue from acquisitions for 12 months after we complete the acquisition. After that, we include it as part of our organic revenue. The table below shows the period in which we included each acquired operation in revenue from acquisitions:

Acquisition	Date of acquisition	Three months ended March 31, 2010
Global financial filings database business of Global Reports LLC	April 20, 2009	Entire period
Equity research and data business of C.P.M.S. Computerized Portfolio Management Services Inc.	May 1, 2009	Entire period
Andex Associates, Inc.	May 1, 2009	Entire period
Intech Pty Ltd	June 30, 2009	Entire period
Canadian Investment Awards and Gala	December 17, 2009	Entire period
Logical Information Machines, Inc.	December 31, 2009	Entire period
Footnoted business of Financial Fineprint Inc.	February 1, 2010	February 1 through March 31, 2010